From:	EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-4551

Venerando Indelicato (813) 814-0722

FOR RELEASE: at 9:00AM, Friday, November 13, 2015

EnviroStar, Inc. Reports First Quarter Results

Company Announces Record Backlog and Special Dividend

Miami, FL – November 13, 2015 – EnviroStar, Inc. (NYSE MKT: EVI) today reported revenue and earnings for the three-month period ended September 30, 2015.

Revenue for the first three months of fiscal 2016 decreased by 31.3% to $6,237,200 from $9,083,694 for the same period of fiscal 2015. Net earnings for the first three months of fiscal 2016 decreased by 66.2% to $157,032, or $.02 per share, compared to net earnings of $463,961, or $.07 per share, for the same period of fiscal 2015. A significant contributor to the decline in revenue and earnings was a customer’s construction setback, which caused a delay in the shipment of the customer’s large order. The customer’s order, however, was shipped in October 2015 and, accordingly, will contribute to our results for the second quarter of fiscal 2016.

The Company also announced that the Board of Directors declared a $.20 per share special dividend, payable on December 18, 2015 to stockholders of record on December 4, 2015.

Henry M. Nahmad, Chairman and Chief Executive Officer of EnviroStar stated, “Due to the nature of our business, operating performance for interim periods is not necessarily indicative of expected performance for a full fiscal year. While revenue and earnings were lower during the first quarter of fiscal 2016, the value of new incoming orders increased significantly, resulting in a record backlog scheduled for shipment during fiscal 2016. Additionally, we are continuing our pursuit of acquisition opportunities and other strategic transactions through the execution of our buy-and-build strategy, which we believe will lead to growth in revenue and profitability over the long term.”

About EnviroStar, Inc.

EnviroStar, Inc., through its subsidiaries, is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

EnviroStar, Inc.

	EnviroStar, Inc. (NYSE MKT: EVI)

	Three months ended September 30,
	2015	2014

Revenues	$6,237,200	$9,083,694

Earnings before income taxes	252,423	744,056
Provision for income taxes	95,391	280,095

Net earnings	$157,032	$463,961

Basic and diluted earnings per share	$0.02	$0.07

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, those related to the Company’s backlog, the Company’s pursuit of acquisition opportunities and other strategic transactions, and the impact that each of them may have on the business, operating results and financial condition of the Company. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. Many of these risks and factors are beyond the Company’s control. In addition, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive.